As filed with the Securities and Exchange Commission on November 9, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Evotec SE

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Essener Bogen 7 Hamburg, Germany Address of Principal Executive Offices	D-22419 (Zip Code)

Restricted Share Plan 2020

Share Performance Plan 2017

(Full title of the plan)

Evotec (US) Inc.

303B College Road East

Princeton, NJ 08540

Tel: (732) 329-2355

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C.

Morgan Hill

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, no par value per share
— Share Performance Plan 2017	3,504,170	$44.63	$156,391,107.10	$14,497.46
— Restricted Share Plan 2020	858,585	$44.63	$38,318,648.55	$3,552.13
Total	4,362,755		$194,709,755.65	$18,049.59

(1)

All ordinary shares will be represented by American Depositary Shares, or ADSs, with each ADS representing one-half of one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby will be registered pursuant to a separate Registration Statement on Form F-6.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(3)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices reported for the ADSs on the Nasdaq Global Select Market on November 5, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered to the participants in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Evotec SE (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on November 5, 2021, relating to the Company’s Registration Statement on Form F-1, as amended (Registration No. 333-260143); and

(b) The description of the Company’s ordinary shares incorporated by reference in the Company’s Registration Statement on Form 8-A (File No. 001-34041), filed with the Commission on November 1, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Company is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As a European stock corporation seated in Germany, the registrant is—insofar as applicable pursuant to the SE Regulation and the German Act on the Implementation of Council Regulation (EC) No 2157/2001 of October 8, 2001 on the Statute for a European company (SE) (Gesetz zur Ausführung der Verordnung (EG) NR. 2157/2001 des Rates vom 8. Oktober 2001 über das Statut der Europäischen Gesellschaft (SE) (SEAusführungsgesetz—SEAG)—subject to the German Stock Corporation Act (Aktiengesetz), as amended. Under German law, the registrant may not indemnify members of its Management Board and Supervisory Board to the extent the relevant claim or loss has arisen as a result of the breach by the member of his or her duties owed to the registrant. Otherwise the Management Board and Supervisory Board members are not liable towards the registrant for actions in connection with their services to the registrant. Under German law, Management Board and Supervisory Board members are generally not directly liable towards third parties or shareholders, except for certain exemptions. In case members of the Management Board are liable towards third parties without having violated their duties towards the registrant, the registrant may be obliged to indemnify the respective member from relevant claims.

The registrant provides directors’ and officers’ liability insurance for the members of its Management Board against liabilities, that they may incur in connection with their activities on behalf of the registrant. The registrant also provides directors’ and officers’ liability insurance for the members of its Supervisory Board against civil law and criminal law-related claims in connection with the exercise of their mandates and also assumes the costs of legal defense in connection with such claims, including taxes possibly incurred on such costs (see § 13(5) of the registrant’s Articles of Association (Satzung)).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

(a)	The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

3.1*	Articles of Association of Evotec SE.

5.1*	Opinion of Freshfields Bruckhaus Deringer Rechtsanwa¨lte Steuerberater PartG mbB regarding the validity of the Ordinary Shares being registered.

10.1*	Restricted Share Plan 2020 for Management.

10.2*	Restricted Share Plan 2020 for Non-Management.

10.3*	Stock Option Plan and Share Performance Plan 2017 for Senior Executives.

10.4*	Stock Option Plan and Share Performance Plan 2017 for Management.

23.1*	Consent of Freshfields Bruckhaus Deringer Rechtsanwa¨lte Steuerberater PartG mbB (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on signature page to the registration statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamburg, Germany on November 9, 2021.

EVOTEC SE

By:	/s/ Dr. Werner Lanthaler
Name:	Dr. Werner Lanthaler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Werner Lanthaler and Enno Spillner as his or her true and lawful attorney-in fact and agent, with full powers to him to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorney, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, may lawfully do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on November 9, 2021, in the capacities indicated.

Name	Title

/s/ Dr. Werner Lanthaler	Chief Executive Officer (principal executive officer)
Dr. Werner Lanthaler

/s/ Enno Spillner	Chief Financial Officer (principal accounting officer)
Enno Spillner

/s/ Dr. Cord Dohrmann	Chief Scientific Officer
Dr. Cord Dohrmann

/s/ Dr. Craig Johnstone	Chief Operating Officer
Dr. Craig Johnstone

/s/ Prof. Dr. Iris Lo¨w-Friedrich	Chairperson of the Supervisory Board
Prof. Dr. Iris Lo¨w-Friedrich

/s/ Dr. Constanze Ulmer-Eilfort	Supervisory Board Member
Dr. Constanze Ulmer-Eilfort

/s/ Dr. Mario Polywka	Supervisory Board Member
Dr. Mario Polywka

/s/ Roland Sackers	Supervisory Board Member
Roland Sackers

/s/ Kasim Kutay	Supervisory Board Member
Kasim Kutay

/s/ Dr. Elaine Sullivan	Supervisory Board Member
Dr. Elaine Sullivan

/s/ Dan Rasmussen	Authorized Representative in the United States
Dan Rasmussen